Exhibit 99.2

Robert Baron Joins the Board of Directors
Of NanoSensors, Inc.

Santa Clara, CA—July 13, 2006—NanoSensors, Inc. (OTCBB: NNSR.OB) announced today that Mr. Robert A. Baron has joined its Board of Directors.

Mr. Baron presently serves as a member of the board of directors of two publicly-traded companies, Hemobiotech, Inc. and Exegenics, Inc.  Hemobiotech is a development stage biotechnology company, and Exegenics, which formerly operated as a biotechnology company, is currently seeking to redeploy its assets and actively pursue a new business.  From 1998 to August 2004, he served as President of Cash City Inc., a payday advance and check cashing business. Previously, Mr. Baron served as President of East Coast Operations of CSS/TSC, a subsidiary of Tultex, Inc., a New York Stock Exchange listed company engaged in the manufacturing of activewear products, such as t-shirts and as Chairman of T-Shirt City Inc., a company engaged in the distribution of activewear products. Mr. Baron received his B.S. degree from Ohio State University.

“We are delighted that Robert Baron has been appointed to NanoSensors’ board of directors,” said Ted Wong, NanoSensors’ Chairman and CEO. “Robert has proven leadership abilities and demonstrated experience in assisting growth-stage companies. With his managerial and financial skills and experience, we anticipate that Robert’s contributions to our Board will be invaluable.”

“I look forward to contributing to the efforts of the NanoSensors board of directors,” said Mr. Baron. “It is exciting to be involved with an innovative technology company. I am eager to participate in the strategic decisions that will enable the future growth of NanoSensors.”

About NanoSensors, Inc.

NanoSensors, Inc. was incorporated in December, 2003 and is a nanotechnology development company based in Santa Clara, California. The Company’s principal business is the development, manufacturing and marketing of sensors and instruments to detect explosive (X), chemical (C) and biological (B) agents (“XCB”), along with the management of intellectual property derived from there that will enable NanoSensors to create nanoscale devices.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACT
Dr. Ted Wong, CEO
(408) 855-0051
tlwongusa@yahoo.com
www.nanosensorsinc.net